Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

YANMAR AMERICA CORPORATION,

OSAKA MERGER SUB, INC.

and

ASV HOLDINGS, INC.

and

YANMAR CO., LTD.

Dated as of June 26, 2019

i

ii

Exhibit A          Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B          Amended and Restated Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2019 (this “Agreement”), among Yanmar America Corporation, a Georgia corporation (“Parent”), Osaka Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Yanmar Co., Ltd., a company organized under the laws of Japan (“Guarantor”), and ASV Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the Surviving Corporation (as defined below) and a wholly owned subsidiary of Parent;

WHEREAS, the Company Board (as defined below) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) unanimously approved this Agreement and declared its advisability and (iii) unanimously resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting (as defined below);

WHEREAS, (i) the Parent Board (as defined below) has unanimously approved this Agreement, and (ii) immediately following the execution of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (i) unanimously approved this Agreement and declared its advisability and (ii) unanimously resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and A.S.V. Holding, LLC have entered into the Voting Agreement (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Guarantor is entering into this Agreement to provide for the guaranty provided for in Section 10.11 in favor of the Company with respect to Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, for United States federal income Tax purposes, it is intended that the Merger will be treated as a taxable purchase by Parent of the Company Common Stock in a transaction that is taxable to the Company stockholders as a sale of their Company Common Stock in exchange for the Merger Consideration.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01    Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) shall include a “standstill” restriction that is similar in scope to the “standstill” restrictions in the Confidentiality Agreement, without application of any “fall-away” provisions contained therein, but such restrictions need not prohibit the making of any confidential Acquisition Proposal to the Company or the Company Board (or any committee thereof) and (b) shall not prohibit the Company from providing to Parent any of the information required to be provided to Parent under Section 7.03.

“Acquisition Agreement” means any written letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or option agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Agreement) regarding, or that is intended to result in, any Acquisition Proposal.

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, hearing, inquiry or investigation (in each case, whether civil, criminal or investigative).

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are not required or authorized to close in the City of New York, New York, U.S.A., or Tokyo, Japan.

“CapEx Budget” means the capital expenditure plan set forth in Section 1.01(a) of the Company Disclosure Schedule.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Intellectual Property” means the Owned Company Intellectual Property and the Licensed Company Intellectual Property.

“Company Intervening Event” means any material event, circumstance, change, effect, development, occurrence or condition relating to the Company and its Subsidiaries (other than an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal) first occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement or (ii) if known, the magnitude or material consequences of which were not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement); provided that in no event shall (a) the receipt, existence or terms of an Acquisition Proposal, (b) the status of the Merger under applicable antitrust, competition or fair trade Laws, (c) any changes in the Company’s stock price or the trading volume of the Company’s stock, or the Company meeting or exceeding public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any success by the Company in meeting or exceeding any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or successes), or (d) any event, circumstance, change, effect, development, occurrence or condition that, in the aggregate, has had or would reasonably be expected to have an adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), or the market price of the securities of Parent or any of its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), constitute a “Company Intervening Event”.

“Company IP Agreements” means all (a) licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permission and other contracts (including any right to receive or obligation to pay royalties or any other consideration) concerning Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, is bound, including, but not limited to, all (i) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries, and (iii) contracts between any Person and the Company or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property or the development or transmission of data, and (b) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, is bound.

“Company Lease Documents” means, collectively, ancillary documents pertaining to Leases relating to the Company Real Property (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, occurrence or condition that, individually or in the aggregate with any other event, circumstance, change, effect, development, occurrence or condition, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Transactions; provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, effect, development, occurrence or condition resulting from (A) a change after the date hereof in general economic, political, regulatory, business, financial, credit or capital market conditions, including interest or exchange rates, (B) a change after the date hereof in conditions in any industry or industries in which the Company operates, (C) any change or prospective change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Laws (or any authoritative interpretations thereof) after the date hereof, (D) any adoption, implementation, promulgation, repeal or modification of any Law after the date hereof (including with respect to Taxes or trade policy), (E) any outbreak, escalation or acts of armed hostility or war, any acts of terrorism, or any acts of God or natural disasters; provided further that the exceptions set forth in this clause (i) shall only apply to the extent that such event, circumstance, change, effect, development, occurrence or condition does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and its Subsidiaries operate, (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or any change in the price or trading volume of the Shares or the credit rating of the Company (provided that, except as otherwise provided in this definition, the underlying causes of such failure or change may be considered in determining whether there is a Company Material Adverse Effect), (iii) the execution and delivery of this Agreement or the consummation of the Transactions, (iv) the pendency or public announcement of the execution of this Agreement or the Transactions, including any resulting litigation or (v) any action or failure to take any action that is expressly required by this Agreement or expressly consented to or requested by Parent.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Preferred Stock” means preferred stock, par value $0.001 per share, of the Company.

“Company Real Property” means the Leased Company Real Property and the Owned Company Real Property.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement and approve the Transactions.

“Company Stock Awards” means Company Restricted Stock Units and other purchase rights granted pursuant to the Company Stock Plan.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions at the Company Stockholders’ Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider adoption of this Agreement and the approval of the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated April 10, 2019, between Guarantor, Yanmar Construction Equipment Co., Ltd. and the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Environmental Laws” means any Law which regulate or relate to (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) exposure to Hazardous Substances; or (d) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exon-Florio Amendment” shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended (as codified at 50 U.S.C. App. § 4565) and the regulations promulgated thereunder.

“Expenses” means all reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms, financing sources and other financial institutions, experts and consultants to a party hereto) actually incurred or accrued by a party hereto or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Company Stockholder Approval, the filing of any notices under applicable antitrust, competition or fair trade Laws and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, national, foreign, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos, per- or poly-fluoroalkyl substances, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, radon, fungus, mold, mycotoxins or other substances that are known or suspected to have an adverse effect on human health or the environment, or (c) anything that is a “hazardous substance,” “solid waste” or “hazardous waste” pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all liabilities or obligations with respect to interest rate swaps, caps, collars and similar hedging obligations, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means, in any and all jurisdictions worldwide (whether or not capable of registration, Registered or not Registered), all (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, statutory invention registrations, mask works, industrial designs, community designs and other patent rights and any other Governmental Authority-issued indicia of invention ownership; (b) Trademarks; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights (including copyrights in Software), moral and neighboring rights, design rights, database rights; (d) confidential and proprietary information, including trade secrets, discoveries, business and technical information, databases, data collections and know-how; (e) rights of privacy and publicity; and (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (e).

“IRS” means the Internal Revenue Service.

“knowledge of the Company” means the knowledge, after reasonable inquiry, of any of Andrew Rooke, Missi How, Justin Rupar, Thomas Foster, Bill Wake, Lori Gill and Chad Christianson.

“Law” means any U.S. or non-U.S. federal, state, local, national, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Leased Company Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Licensed Company Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is licensed or otherwise permitted by other Persons to use pursuant to the Company IP Agreements.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means December 23, 2019.

“Owned Company Intellectual Property” means all Intellectual Property owned by, or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Company Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change, effect, development, occurrence or condition that, individually or in the aggregate with any other event, circumstance, change, effect, development, occurrence or condition would reasonably be expected to prevent, or materially impair or delay, the ability of Parent to consummate the Transactions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Company or any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings directly conducted by the Company and for which adequate reserves are maintained on the books of the Company, (ii) which are not overdue for a period of more than 30 days, and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, customary utility easements, zoning and other land use restrictions and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes; (e) created or permitted with the written consent of Parent or (f) securing liabilities which are reflected or reserved against on the face of the balance sheet in the Company’s most recent quarterly report filed with the SEC.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Public Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to any other Person; (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software; (iii) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software; or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards Source License (SISSL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or authorized registrar (e.g., an Internet domain name registrar).

“Release” means with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or groundwater, drinking water supply, soil, surface or subsurface strata.

“Remedial Action” means any action to investigate, monitor, contain, clean up, remediate, or remove, or any remedial or corrective action, of or with respect to any Release or threatened Release of Hazardous Substances.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors and agents.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code; (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers; (iv) technology supporting websites, and the contents and audiovisual displays of websites; and (v) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth.

“Termination Fee” means $2,650,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, brand names, logos, geographical indications and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by the foregoing.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreement.

“Transfer Taxes” means real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp, transfer, recording, registration and other similar Taxes which may become payable by the Company, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

“Voting Agreement” means the Voting Agreement, dated as of the date hereof, among Parent and A.S.V. Holding, LLC, pursuant to which, among other things, such stockholders have agreed, subject to the terms and conditions thereof, to vote their shares of Company Common Stock in favor of the adoption of this Agreement and the approval of the Transactions.

Section 1.02    Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§ 7.03(g)(i)
Adverse Recommendation Change	§ 7.03(d)
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Certificate of Merger	§ 2.02
Certificates	§ 2.04(a)
Closing	§ 2.02
Closing Date	§ 2.02
Company	Preamble
Company Material Contracts	§ 4.16(a)
Company Plans	§ 4.10(a)
Company Restricted Stock Units	§ 3.03
Company SEC Reports	§ 4.07(a)
Company Stock Plan	§ 3.03
Data	§ 4.13(h)
Dissenting Shares	§ 3.05
Dissenting Stockholder	§ 3.05
Effective Time	§ 2.02
Financing	§ 7.15
Guaranteed Obligations	§ 10.11(c)
Guaranteed Obligations	§ 10.11(a)
Guarantor	Preamble
IT Systems	§ 4.13(h)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Parent	Preamble
Paying Agent	§ 3.01(a)
Payment Fund	§ 3.01(a)
Pre-Closing Period	§ 6.01
Proxy Statement	§ 7.01(a)
Restraint	§ 8.01(b)
Sarbanes Oxley Act	§ 4.07(a)
Shares	§ 2.04(a)
Superior Proposal	§7.03(g)(ii)
Surviving Corporation	§ 2.01

Section 1.03    Interpretation; Headings. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any documents, materials and information available for review by Parent and its Representatives through the electronic data room entitled “Project TRAK”, which is hosted by SmartRoom (http://www.smartroom.com), in connection with the transactions contemplated hereby at least three (3) Business Days prior to the date of this Agreement shall be deemed to have been “made available” or “furnished” to Parent. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Minneapolis, Minnesota, U.S.A., unless otherwise specified.

ARTICLE II

THE MERGER

Section 2.01    The Merger. Upon the terms of this Agreement and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02    Closing; Effective Time. Unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the fifth (5th) Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible)), at the offices of Shearman & Sterling LLP, 535 Mission Street, San Francisco, California 94105, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.

Section 2.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04    Conversion of Securities.

(a)    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (all shares of Company Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b) and Dissenting Shares) shall be converted automatically into the right to receive $7.05 in cash without interest thereon (the “Merger Consideration”). Each holder of a certificate or certificates which immediately prior to the Effective Time represented any Shares (“Certificates”) or book-entry shares which immediately prior to the Effective Time represented any Shares (“Book-Entry Shares”) shall thereafter cease to have any rights with respect thereto except (A) the right to receive the Merger Consideration, to be paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.01(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.01(g)) or (B) as provided by Law.

(b)    Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)    Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.05    Certificate of Incorporation; Bylaws.

(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A, until thereafter amended as provided by Law and such certificate of incorporation.

(b)    At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth in Exhibit B, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.06    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the individuals specified by Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01    Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall enter into a customary paying agent agreement with a nationally recognized commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article III promptly after the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration pursuant to Section 2.04(a) (such cash, the “Payment Fund”). To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentence, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that no such investment or losses thereon shall relieve Parent from making the payments required by this Article III or affect the amount of Merger Consideration payable in respect of the Shares, no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and, following any losses, Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.01(d), the Payment Fund shall not be used for any purpose other than as specified in this Section 3.01(a). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b)    Payment Procedures.

(i)    As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.04(a): (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (B) instructions for use in effecting the surrender of the Shares pursuant to such letter of transmittal.

(ii)    Upon (A) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III, in respect of the Shares formerly represented by such holder’s Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the applicable Merger Consideration may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this

Section 3.01, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration, except as otherwise provided by applicable Law.

(c)    No Further Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.

(d)    Termination of Payment Fund. Any portion of the Payment Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is twelve months after the Effective Time shall be delivered to Parent or its designee, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent as a general creditor for the Merger Consideration to which they are entitled pursuant to Section 2.04(a).

(e)    No Liability. None of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Payment Fund or other cash properly delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Withholding Rights. Each of the Surviving Corporation, the Paying Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(g)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a).

Section 3.02    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged solely for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a).

Section 3.03    Company Restricted Stock Units. At the Effective Time, any restricted stock units providing for a right to receive Shares (the “Company Restricted Stock Units”) outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under the Company’s 2017 Equity Incentive Plan, as amended, supplemented or modified (the “Company Stock Plan”) or any applicable award agreement or other agreement with the Company shall, as of the Effective Time, whether granted prior to the date of this Agreement or granted after the date of this Agreement as permitted by this Agreement, become fully vested and nonforfeitable and shall be cancelled and converted automatically into the right to receive an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of Shares subject to such Company Restricted Stock Unit, subject to applicable Tax withholding and other authorized deductions, which shall be paid or provided by Parent as soon as practicable following the Closing Date, but in no event later than five (5) Business Days following the Closing Date. Prior to the Effective Time, the Company Board or any authorized committee thereof shall adopt such resolutions as may reasonably be appropriate or required in its discretion to effectuate the actions contemplated by this Section 3.03.

Section 3.04    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a holder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL shall thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Section 2.04(a) and this Article III and shall no longer be Dissenting Shares. Notwithstanding anything to the contrary contained in this Section 3.04, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent and Merger Sub the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section of the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedules relates), or (b) other than with respect to Section 4.03, Section 4.07(a), Section 4.07(b) and Section 4.08(b), as disclosed in the Company SEC Reports filed or furnished with the SEC during the period from January 1, 2016 through the date that is three (3) Business Days prior to the date of this Agreement to the extent that it is reasonably apparent from a reading of the text of such Company SEC Reports that such disclosed item is an event, item or occurrence that would otherwise constitute a breach of a representation or warranty set forth in this Article IV, but excluding (i) any documents filed as exhibits, annexes and schedules thereto or incorporated by reference therein, (ii) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), and (iii) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or precise or that are predictive, cautionary or forward-looking in nature or any disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01    Organization and Qualification; Subsidiaries.

(a)    The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so in good standing would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b)    A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 4.02    Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation, bylaws and other equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03    Capitalization.

(a)    The authorized capital stock of the Company consists of 55,000,000 Shares, of which 50,000,000 are shares of Company Common Stock and 5,000,000 are shares of Company Preferred Stock. As of the date of this Agreement, (i) 9,909,858 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) no Shares are held in the treasury of the Company, (iii) no Shares are held by the Subsidiaries of the Company, and (iv) 1,140,142 Shares are reserved for future issuance pursuant to outstanding Company Stock Awards (including 116,936 Shares subject to outstanding Company Restricted Stock Units (assuming satisfaction of market and performance conditions at target levels)). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 or the Voting Agreement, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Shares or any capital stock of, or other equity interests in, the Company or any Subsidiary of the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Subsidiary of the Company or any other Person. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued in compliance with (x) all applicable securities Laws and other applicable Laws and (y) all requirements set forth in applicable contracts.

(b)    Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights, (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances other than Permitted Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

(c)    As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(d)    There are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares, shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company or any of its Subsidiaries. Neither of the Company nor any of its Subsidiaries is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any other contract or arrangement relating to disposition, voting or dividends with respect to any capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

Section 4.04    Authority Relative to This Agreement; Vote Required.

(a)    The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability, and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting.

(c)    The Company Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

Section 4.05    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, Company Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state takeover Laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filings required under the rules and regulations of the Nasdaq, (iv) the pre-merger notification requirements of applicable foreign, federal or state antitrust, competition or fair trade Laws, (v) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06    Permits; Compliance. The Company and each of its Subsidiaries is in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is and, since December 31, 2016, has not been in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.07    SEC Filings; Financial Statements.

(a)    The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2016 (the “Company SEC

Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, statement, schedule or other document with the SEC.

(b)    Each of the financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared (i) from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)    Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a balance sheet of the Company (or in the notes thereto) except for liabilities and obligations (i) disclosed, reflected or reserved against in the balance sheet of the Company as at March 31, 2019, including the notes thereto, (ii) incurred in the ordinary course of business since March 31, 2019, (iii) as expressly permitted to be incurred by this Agreement, or (iv) which have been discharged or paid in full in the ordinary course of business. For purposes of this Section 4.07(c), the term “liabilities” shall not include liabilities or obligations of the Company to perform under or comply with any applicable Law, action, judgment or contract.

(d)    The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e)    As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries. The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since December 31, 2016, and all responses to such comment letters filed by or on behalf of the Company, in each case, which are not publicly available via the SEC’s EDGAR document retrieval system.

(f)    To the knowledge of the Company, each director and executive officer of the Company has, since December 31, 2016, filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g)    The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, the Company does not have (A) any fraud or questionable accounting or auditing practices that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (B) any violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of their respective officers or directors.

(h)    Since December 31, 2016, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act and the applicable rules and regulations of the Nasdaq.

(i)    To the knowledge of the Company, no employee of the Company has provided or is providing information to any Governmental Authority regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by or relating to the Company. Neither the Company, nor, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(j)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such contract, agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 4.08    Absence of Certain Changes or Events. From April 1, 2019 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09    Absence of Litigation. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any director or officer of the Company in such capacity as director or officer), before any Governmental Authority that, if adversely determined against the Company or its applicable Subsidiary, would be, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that is, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.10    Employee Benefit Plans.

(a)    Section 4.10(a) of the Company Disclosure Schedule lists (i) all material compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements: (A) to which the Company or any of its Subsidiaries is a party, (B) with respect to which the Company or any of its Subsidiaries has any obligation, or (C) that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former Service Provider, and (ii) all material contracts, arrangements or understandings between the Company or any of its Subsidiaries and any current or former Service Provider that provide for compensation or benefits, or the acceleration of the vesting or payment of compensation or benefits, to any current or former Service Provider arising from or related to the Transactions, in whole or in part (collectively, the “Company Plans”). Section 4.10(a) of the Company Disclosure Schedule also separately lists all employee benefit plans for which the Company or any of its Subsidiaries could incur liability under Section 4069 or 4212(c) of ERISA.

(b)    With respect to each Company Plan, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of such Company Plan or under applicable Law.

(c)    None of the Company Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service with the Company and its Subsidiaries (other than coverage mandated by applicable Law).

(d)    (i) Each document prepared in connection with a Company Plan complies with applicable Law in all material respects and, since December 31, 2016, each Company Plan has been operated in all material respects in accordance with its terms and applicable Law, (ii) the Company and its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Company Plan and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course of business).

(e)    Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course of business).

(f)    Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Company Plans to any current or former Service Provider or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Company Plans. None of the Company Plans in effect immediately prior to the Closing would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(g)    Except as would not have a Company Material Adverse Effect, (i) each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code, (ii) the Company’s federal income Tax Return is not under examination by the IRS with respect to nonqualified deferred compensation and (iii) the Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to Section 457A of the Code.

Section 4.11    Labor and Employment Matters.

(a)    Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; (ii) there are no unfair labor practice complaints pending against the

Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b)    Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, overtime, collective bargaining, the payment and withholding of Taxes, labor management relations, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes; and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened against the Company or any of its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

Section 4.12    Company Real Property; Title to Assets.

(a)    Section 4.12(a) of the Company Disclosure Schedule lists: (i) the street address or location of each parcel of Owned Company Real Property, (ii) the current owner of each parcel of Owned Company Real Property and (iii) the current use of each parcel of Owned Company Real Property. The Company or one of its Subsidiaries has valid title in fee simple, or the equivalent thereof, to each parcel of Owned Company Real Property, free and clear of all Encumbrances, except Permitted Encumbrances and there are no contractual or legal restrictions that preclude the Company or any of its Subsidiaries from using such Owned Company Real Property for the purposes for which it is currently being used.

(b)    Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all Leases relating to the Company Real Property and any and all Company Lease Documents and includes: (i) the street address or location of each parcel of Leased Company Real Property, (ii) the identity of the lessor, lessee, current occupant (if different from lessee) of each such parcel of Leased Company Real Property and any guarantor, and (iii) the current use of each such parcel of Leased Company Real Property. The Company or one of its Subsidiaries has a valid leasehold interest in the Leased Company Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances and has not received written notice of any material default by it with respect to any Lease.

(c)    The Company has made available to Parent (i) true and complete copies of each deed for each material parcel of Owned Company Real Property, (ii) to the extent available, for each material parcel of Leased Company Real Property, true and correct copies of all Leases with respect to the Leased Company Real Property and (iii) all the title insurance policies, certificates of title, title reports (and, to the extent in the Company’s possession, the underlying documents which are listed as exceptions to title on such report) and surveys for each material parcel of Owned Real Property. To the knowledge of the Company, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Company Real Property or any portion thereof or interest therein. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) either the Company or one of its Subsidiaries is in peaceful and undisturbed possession of each parcel of Company Real Property, (ii) there are no contractual or legal restrictions that preclude or restrict the ability to use the Company Real Property for the purposes for which it is currently being used, (iii) the Company or any of its Subsidiaries has not leased or subleased any parcel or any portion of any parcel of Company Real Property to any other Person and (iv) no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any Lease, nor has the Company or any of its Subsidiaries assigned its interest under any Lease listed in Section 4.12(b) of the Company Disclosure Schedule to any third party.

(d)    Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no latent defects or adverse physical conditions affecting the Company Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets or personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Company Real Property.

(e)    Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Company, threatened against any parcel of the Company Real Property.

Section 4.13    Intellectual Property; Cybersecurity.

(a)    The Company and each of its Subsidiaries have all rights necessary to use the Company Intellectual Property in connection with the operation of their businesses, all of which rights shall survive unchanged upon the consummation of the Transactions. The Company Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the business of the Company and each of its Subsidiaries, and there are no other items of Intellectual Property that are material to or necessary for the operation or continued operation of the business of the Company and each of its Subsidiaries immediately after the Closing in substantially the same manner as operated prior to the Closing. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title and interest in and to each item of Registered Owned Company Intellectual Property, free and clear of all free and clear of all exclusive licenses, non-exclusive licenses not granted in the ordinary course of business consistent with past practice, Encumbrances (other than Permitted Encumbrances), or any obligation to grant any of the foregoing. The Company and each of its Subsidiaries has a valid right to use the Licensed Company Intellectual Property and all other material Intellectual Property used in or necessary for the conduct of the operation of its respective business free and clear of Encumbrances other than Permitted Encumbrances, subject only to the terms of the Company IP Agreements. Each Company IP Agreement is valid and binding on the Company or its Subsidiaries in accordance with its terms and is in full force and effect. Neither the Company nor, to the knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(b)    The Company Intellectual Property is (A) valid, subsisting and enforceable, (B) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof, and (C) not subject to any outstanding Order or agreement adversely affecting any of the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. There is no Action pending, asserted or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ right to use, any Intellectual Property in any material respect. All required filings and fees related to Registered Owned Company Intellectual Property have been timely filed with and paid to the relevant Governmental Authority and authorized registrars, and all Registered Owned Company Intellectual Property are otherwise in good standing.

(c)    To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection therewith does not, and has not in the last three (3) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no Action pending, asserted or, to the knowledge of the Company, threatened against any of the Company or any of its Subsidiaries concerning any of the foregoing, nor has the Company nor any of its Subsidiaries received any notification that a license under any other Person’s Intellectual Property (other than licenses included in the Company IP Agreements) is or may be required to operate the businesses of the Company or any of its Subsidiaries. To the knowledge of the Company, no Person is engaging, or has engaged in the last three (3) years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Owned Company Intellectual Property.

(d)    The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality and value of all confidential information, including, but not limited to, trade secrets and all other confidential Company Intellectual Property, used or held for use in connection with the operation of its business. To the knowledge of the Company, no material confidential information, trade secrets or other confidential Company Intellectual Property has been disclosed by the Company to any Person except pursuant to appropriate non-disclosure, escrow or license agreements that (i) obligate such Person to keep such confidential information, trade secrets or other confidential Company Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which no party thereto is in material default thereunder and no condition exists that with notice or the lapse of time or both could constitute a material default thereunder.

(e)    Each employee of, or agent ever retained by, the Company or any of its Subsidiaries to create, modify or work with respect to the Company Intellectual Property has executed an employment agreement, non-disclosure agreement, assignment of inventions agreement or similar applicable agreement relating to the protection, ownership, development, use or transfer of Intellectual Property for the benefit of the Company or its Subsidiaries, and, to the knowledge of the Company, no such employee or agent is in default or breach of any term of any such agreement. To the extent that any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any other Person, the Company or each of its Subsidiaries, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto (i) transferring to the Company or one of its Subsidiaries the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment, (ii) acknowledging the Company’s exclusive ownership of all such Intellectual Property invented, created or developed by such employee or agent within the scope of his or her employment or engagement with the Company or any of its Subsidiaries, and (iii) providing for the non-disclosure by such Person of the confidential information of the Company or any of its Subsidiaries.

(f)    The consummation of the Transactions will not result in (i) the grant of any license under, or creation of any lien or Encumbrance on, any Owned Company Intellectual Property, (ii) the Company or any of its Subsidiaries being bound by or subject to any non-compete obligation, covenant not to sue or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing or (iii) the Company or any of its Subsidiaries being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Company or any of its Subsidiaries prior to the Closing or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.

(g)    Except as would not have a Company Material Adverse Effect, (i) with respect to any and all items of Public Software which is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Company Intellectual Property, no such use, development, incorporation or distribution of such Public Software, or any other use of or activities with respect to such Public Software by the Company or any of its Subsidiaries, or any of their customers or end users, has, will, or would be reasonably expected to, (A) require the licensing, disclosure or distribution of any Software incorporating any Company Intellectual Property or any other source code, proprietary Software or Company Intellectual Property to licensees or any other Person; (B) prohibit or limit the receipt of consideration in connection with licensing, sublicensing, assigning, transferring or distributing any other Software incorporating any Company Intellectual Property; (C) except as specifically permitted by Law, allow any Person to decompile, disassemble, modify or otherwise reverse engineer any other Software incorporating any Company Intellectual Property; (D) require the licensing, sublicensing, assignment or transfer of any Company Intellectual Property to any other Person for the purpose of making derivative works; (E) require the grant of any patent license, non-assertion covenant or other rights or immunities under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Software incorporating any Company Intellectual Property, and (ii) the Company has not participated in, joined or been a member of any standards-setting organization, Public Software projects or similar activities that would affect the proprietary nature of any Owned Company Intellectual Property or restrict or impair the ability of the Company to enforce, license, sell, protect from disclosure or exclude others from using such Owned Company Intellectual Property.

(h)    To the knowledge of the Company, there has been no security breach or incident, unauthorized access, disclosure, modification, destruction or other compromise of or relating to the Company’s and its Subsidiaries’ information technology and computer systems, networks, hardware, Software, data and databases, equipment or technology (“IT Systems”), including the personal data and confidential information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its Subsidiaries, and any such data processed or stored by third parties on behalf of the Company and its Subsidiaries (“Data”) that impacted the operations of, or liabilities arising from, the ordinary course of business of the Company and its Subsidiaries. The Company has implemented commercially reasonable controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable Laws, Orders and regulatory standards. The Company and its Subsidiaries are presently in compliance in all material respects with all applicable Laws, Orders and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification. The Company has not received any written notice of, and to the knowledge of the Company there is no event or condition that would reasonably be expected to result in, any security breach, unauthorized access, disclosure, modification, destruction or other compromise to its IT Systems and Data.

Section 4.14    Taxes.

(a)    All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed, and all such Tax Returns are true, correct, and complete in all material respects.

(b)    All material amounts of Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the most recent financial statements of the Company, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than in any notes thereto). Since the date of the most recent financial statements of the Company, none of the Company or any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. There are no material Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(c)    Each of the Company and its Subsidiaries has timely paid or withheld all material amounts of Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d)    Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations, or outstanding extension of the period, for the assessment or collection of any material Tax, and there has been no request by a Governmental

Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified in writing of any request for such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted in writing or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e)    Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(f)    Each of the Company and its Subsidiaries (i) is not a party to any Tax sharing, indemnification or allocation agreement, other than an agreement entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes and (ii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), by reason of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor.

(g)    Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

(h)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction entered into prior to the Closing Date or excess loss account described in Treasury Regulations under Section 1502 of the Code, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount existing on or prior to the Closing Date or (vi) an election under Section 965(h) of the Code.

(i)    No private letter rulings, technical advice memoranda, closing agreements, or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

Section 4.15    Environmental Matters. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) none of the Company nor any of its Subsidiaries is in violation of, and, since December 31, 2016, has not violated, any Environmental Law; (b) the Company or any of its Subsidiaries has not Released any Hazardous Substances that require any Remedial Action pursuant to Environmental Law, and, to the Company’s knowledge, no other party has Released any Hazardous Substances at the Company Real Property that require any Remedial Action pursuant to Environmental Law; (c) to the knowledge of the Company or any of its Subsidiaries, the Company or any of its Subsidiaries is not liable for any off-site contamination by Hazardous Substances, including for any such Hazardous Substances sent to any third-party site for treatment, storage or disposal by the Company or any of its Subsidiaries; (d) none the Company nor each of its Subsidiaries is conducting or funding any Remedial Action, either voluntarily or pursuant to any Order; (f) the Company and each of its Subsidiaries have all Environmental Permits necessary for the conduct of its business as presently conducted; and (g) the Company or any of its Subsidiaries is, and, since December 31, 2016, has been, in compliance with its Environmental Permits.

Section 4.16    Company Material Contracts.

(a)    Section 4.16(a) of the Company Disclosure Schedule contains a complete list of the following types of contracts and agreements, whether written or oral, including all amendments, supplements and modifications, to which the Company or any of its Subsidiaries is a party (such contracts and agreements, along with any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) filed as an exhibit to a Company SEC Report, the “Company Material Contracts”):

(i)    any contract (other than purchase orders) for the purchase of materials, supplies, goods, services, equipment or other assets (A) which involved consideration or payments by the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ended December 31, 2018, or (B) which is expected to involve consideration or payments by the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ending December 31, 2019;

(ii)    any contract (other than purchase orders) for the furnishing of materials, supplies, goods, services, equipment or other assets (A) which involved consideration or payments to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ended December 31, 2018, or (B) which is expected to involve consideration or payments to the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate during the calendar year ending December 31, 2019;

(iii)    all contracts concerning the establishment, management or operation of a joint venture, partnership, limited liability company or business alliance;

(iv)    all contracts relating to Indebtedness of the Company or any of its Subsidiaries in excess of $100,000;

(v)    all contracts containing any non-compete or exclusivity provision or any similarly restrictive provision restricting the Company’ or any of its Subsidiaries’, or, to the Company’s knowledge, upon consummation of the Transactions, Parent or any of its Subsidiaries’, ability to conduct business with respect to any line of business, Person or geographic area;

(vi)    all Company IP Agreements that are material to the business of the Company or any of its Subsidiaries (other than readily available “off-the-shelf” commercial licenses, or “shrink-wrap” or “click-through” agreements, terms of use or services, or similar agreements);

(vii)    all contracts that contain obligations of the Company or its Subsidiaries secured by an Encumbrance (other than a Permitted Encumbrance), and interest rate or currency hedging agreements, in each case, in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such agreement are greater than $100,000;

(viii)    all contracts, agreements and Leases concerning the use, occupancy, management or operation of, or evidencing any interests in, any Company Real Property (including all contracts, agreements and Leases listed or otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule);

(ix)    all material management contracts and contracts with consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries;

(x)    each contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $50,000 other than agreements entered into in the ordinary course of business;

(xi)    each contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments of more than $50,000 in any one year;

(xii)    all contracts between or among the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand;

(xiii)    any contract that grants or conveys rights of refusal, or contains “most favored nation”, “most favored customer” or similar pricing provisions, or that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xiv)    each “single source” supply contract pursuant to which goods or materials that are material to the business of the Company and its Subsidiaries, taken as a whole, are required to be supplied to the Company or any of its Subsidiaries from an exclusive source; and

(xv)    any contract that contains “take or pay” or similar provisions.

(b)    (i) Each Company Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s knowledge, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, (ii) neither the

Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in material breach or violation of, or default under, any Company Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a material breach or violation of, or default under, any Company Material Contract and (iii) the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Company Material Contract. The Company has furnished or made available to Parent correct and complete copies of all Company Material Contracts, including any amendments, waivers or changes thereto.

Section 4.17    Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each such insurance policy maintained by the Company is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course of business, is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party.

Section 4.18    Customers and Suppliers. Section 4.18 of the Company Disclosure Schedule sets forth a true and complete list of the top ten (10) customers (based on the revenue from such customer during the 12-month period ended December 31, 2018) and the top fifteen (15) suppliers of the Company (based on amount paid to such supplier during the 12-month period ended December 31, 2018). None of the customers or suppliers listed in Section 4.18 of the Company Disclosure Schedule (a) has cancelled or otherwise terminated any contract with the Company or any of its Subsidiaries prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any of its Subsidiaries, or (c) to the knowledge of the Company, has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any of its Subsidiaries of any products, equipment, goods or services. Neither the Company nor any of its Subsidiaries has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer or supplier of the Company or any of its Subsidiaries.

Section 4.19    Quality and Safety of Products.

(a)    Since December 31, 2016, neither the Company nor any of its Subsidiaries has received written notice from (i) any of its customers that such customer has (A) received any written notice or allegation from a Governmental Authority, (B) been a party or subject to any Action brought or initiated by a Governmental Authority or (C) been threatened in writing by a Governmental Authority with any Action or (ii) a Governmental Authority that contained allegations or threatened or stated a basis for initiating an Action, in each of the foregoing clauses (i) and (ii), with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Company or any of its Subsidiaries to meet applicable manufacturing, quality or labeling standards established by Law.

(b)    Since December 31, 2016, (i) there have been no recalls of any product of the Company or any of its Subsidiaries whether ordered by a Governmental Authority or undertaken voluntarily by the Company or any of its Subsidiaries and (ii) the Company has not received any written notice from any customer or Governmental Authority in connection with a claim or allegation against the Company or its Subsidiaries, in each case related to any such recall.

Section 4.20    Anti-Corruption Compliance.

(a)    None of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a material violation by any such Person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a material violation by any such Person of any other applicable Anti-Corruption Laws; or (iii) a material violation of, or operation in noncompliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws;

(b)    Since December 31, 2016, the Company and each of its Subsidiaries have conducted their businesses in compliance in all material respects with (i) the FCPA and the Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder;

(c)    Without limiting the generality of the foregoing, each of the Company and its Subsidiaries, and each of their respective officers and employees and directors, acting in their capacity as such, is in compliance in all material respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority; and

(d)    There are no pending or, to the knowledge of the Company, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its Subsidiaries or any of their respective officers and employees and directors, acting in their capacity as such, with respect to the FCPA or any other Anti-Corruption Laws.

Section 4.21    Interested Party Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between (i) the Company or any of its Subsidiaries and (ii) any of the Company’s Affiliates that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

Section 4.22    Takeover Laws. As of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the certificate of incorporation or bylaws of the Company, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement”, “poison pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company in effect.

Section 4.23    Opinion of Financial Advisor. The Company has received the written opinion of Donnelly Penman & Partners Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders. A copy of such opinion shall be delivered to Parent promptly after the execution of this Agreement.

Section 4.24    Brokers. No broker, finder or investment banker (other than Donnelly Penman & Partners Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a correct and complete copy of all agreements (including any amendments, waivers or changes thereto) between the Company and Donnelly Penman & Partners Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01    Corporate Organization. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (in the case of good standing, to the extent such jurisdiction recognizes such concept) and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (in the case of good standing, to the extent such jurisdiction recognizes such concept), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.02    Authority Relative to This Agreement; Vote Required.

(a)    Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    No vote or consent of the holders of any class or series of Parent’s capital stock or other securities is necessary to consummate the Transactions.

Section 5.03    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries, and (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained or taken and all filings and obligations described in Section 5.03(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except, with respect to clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state takeover Laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filings required under the rules and regulations of the Nasdaq, (iv) the pre-merger notification requirements of applicable foreign, federal or state antitrust, competition or fair trade Laws, (v) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 5.04    Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.05    Brokers. No broker, finder or investment banker (other than Roth Capital Partners, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.06    Financing. Parent has, and will at the Effective Time have, access to sufficient cash resources, available lines of credit or other sources of available funds to permit Parent to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Merger. Without limiting Section 7.09, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.07    Ownership of Company Common Stock. None of the Parent or Merger Sub or any of their “Affiliates” or “Associates” directly or indirectly “owns”, beneficially or otherwise, and at all times during the three-year period prior to the date of this Agreement, none of the Parent, Merger Sub or any of their “Affiliates” or “Associates” directly or indirectly has “owned”, beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

ARTICLE VI

CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

Section 6.01    Conduct of Business by the Company Pending the Merger.

(a)    The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 9.01 (the “Pre-Closing Period”), except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated by any other provision of this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with their significant customers, suppliers, distributors, creditors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (E) comply in all material respects with applicable Law.

(b)    By way of amplification and not limitation, except (i) as set forth in Section 6.01 of the Company Disclosure Schedule, (ii) as expressly contemplated by any other provision of this Agreement, (iii) as required by applicable Law, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor any of its Subsidiaries shall, during the Pre-Closing Period, directly or indirectly, do, or propose to do, any of the following:

(i)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)    issue, sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any of its Subsidiaries (except for the issuance of Shares issuable pursuant to employee stock options, restricted stock units or restricted stock awards outstanding on the date hereof pursuant to the terms of the applicable Company Plans as in effect immediately prior to the date of this Agreement);

(iii)    sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries, except (A) sales of inventory in the ordinary course of business or (B) pursuant to any contracts or agreements in force on the date of this Agreement;

(iv)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)    adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi)    (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness or issue any debt securities (other than, in each case, drawdowns on the Company’s existing credit facility) or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person; (C) make or agree to make capital expenditures that, in the aggregate, exceed the aggregate amount budgeted for capital expenditures as set forth in the CapEx Budget; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(b)(vi);

(vii)    except as otherwise required under any written plan, program, policy, agreement or other arrangement in existence as of the date of this Agreement and made available to Parent, (A) except in the ordinary course of business consistent with past practice for Service Providers who have an annual base salary below $100,000, increase the compensation payable or to become payable or the benefits provided to Service Providers; (B) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former Service Provider; (C) establish, adopt, enter into, terminate or amend any Company Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, for the benefit of any Service Provider except as required by Law; (D) loan or advance any money or other property to any current or former Service Provider; or (E) establish, adopt, enter into or amend any collective bargaining agreement;

(viii)    (A) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger, any other change of control of the Company or otherwise; or (B) exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

(ix)    terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business) or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future, or terminate the employment of any officer of the Company other than for “cause”;

(x)    change its financial accounting policies or procedures in effect as of the date hereof, other than as required by Law or GAAP;

(xi)    (A) make any change (or file any such change) in any material method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes or consent to any claim or assessment relating to a material amount of Taxes; (D) amend a material Tax Return or file a material Tax Return in a manner inconsistent with past practice or file a claim for refund (or surrender any right to claim a refund) of a material amount of Taxes; (E) enter into any closing agreement relating to Taxes; or (F) waive or extend the statute of limitations in respect of the assessment or determination of a material amount of Taxes;

(xii)    settle (or propose to settle) any Action, other than (A) settlements involving not more than $250,000 in monetary damages in the aggregate (net of insurance proceeds) payable by the Company or any of its Subsidiaries and that do not (x) require any actions or impose any material restrictions on the business or operations of the Company or any of its Subsidiaries, or after the Effective Time, Parent or any of its Subsidiaries or (y) include the admission of wrongdoing by the Company or any of its

Subsidiaries and (B) stockholder litigation, which is the subject of Section 7.11, (ii) settle or compromise any material investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement, or (iii) waive, release or assign any claims or rights of material value;

(xiii)    enter into, materially amend, waive, renew or terminate any Company Material Contract (or any other contract or agreement that would be deemed a Company Material Contract if it had been entered into prior to the date of this Agreement);

(xiv)    (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property or material Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in such Company Intellectual Property and Company IP Agreements except in the ordinary course of business (e.g., not maintaining a trademark registration in a jurisdiction where use is required to maintain the registration and there is no current use of the trademark); or (B) grant to any third party any material license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except in the ordinary course of business;

(xv)    fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvi)    adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(xvii)    enter into, materially amend, waive or terminate (other than terminations in accordance with their terms) transactions, contracts, arrangements, commitments or understandings between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act;

(xviii)    except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business;

(xix)    (A) enter into any material Lease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify, amend or exercise any right to renew any Lease of real property, or waive any material term or condition thereof or grant any material consents thereunder, in each case, other than in the ordinary course of business; (C) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any Leased Company Real Property or Owned Company Real Property, or any interest therein or part thereof, in each case, other than in the ordinary course of business; or (D) make any material changes in the construction or condition of any such Leased Company Real Property or Owned Company Real Property, in each case, other than in the ordinary course of business;

(xx)    except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company;

(xxi)    except as required by applicable Law, terminate or modify or waive in any material respect any right under any Company Permit; or

(xxii)    agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01    Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement, (i) the Company shall, with the assistance of Parent, prepare and file with the SEC a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting. The Company shall use its reasonable best efforts to cause the Proxy Statement in preliminary form to be filed with the SEC within ten (10) Business Days of the date of this Agreement. Parent shall furnish to the Company all information concerning Parent, Merger Sub and the Guarantor required by the Exchange Act to be set forth in the Proxy Statement. The Company shall as promptly notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. As promptly as practicable after the Proxy Statement is cleared by the SEC the Company shall mail the Proxy Statement to its stockholders. Except as otherwise required by applicable Law, no amendment or supplement to the Proxy Statement will be made by the Company without the prior consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

(b)    The Proxy Statement shall (i) state that the Company Board has unanimously (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (B) approved this Agreement and declared its advisability, (ii) include the Company Recommendation (except to the extent that the Company effects an Adverse Recommendation Change in accordance with Section 7.03) and (iii) include the written opinion of Donnelly Penman & Partners Inc., that, as of the date of this Agreement, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders.

(c)    The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and

(ii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, shall be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(d)    The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors shall be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Proxy Statement and all other documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

Section 7.02    Company Stockholders’ Meeting. The Company shall, as promptly as practicable after the date the Proxy Statement is cleared by the SEC, take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the Company Stockholder Approval. The Company agrees that this Agreement shall be submitted for adoption by the stockholders of the Company at the Company Stockholders’ Meeting and the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to submit this Agreement for adoption at the Company Stockholders’ Meeting shall not be limited or otherwise affected by (i) the commencement, disclosure, announcement or submission to the Company or its stockholders of any Acquisition Proposal; or (ii) any Adverse Recommendation Change. Subject to Section 7.03(e), the Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the Company Stockholder Approval. The Company agrees that, during the Pre-Closing Period, it shall not submit to a vote of the stockholders of the Company any Acquisition Proposal or Acquisition Agreement (in either case, whether or not a Superior Proposal) prior to the vote of the Company’s stockholders regarding the adoption of the Agreement at the Company Stockholders’

Meeting. The Company may only postpone or adjourn the Company Stockholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law, including as a result of an Adverse Recommendation Change, and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders’ Meeting.

Section 7.03    No Solicitation of Transactions by the Company.

(a)    The Company shall, and shall cause its Subsidiaries, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, immediately cease and cause to be terminated any solicitation, discussions, communications or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall request within five (5) Business Days of the date of this Agreement the prompt return or destruction of all confidential information previously furnished to any Person in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person, its Affiliates, Representatives or financing sources. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may grant a waiver of, and shall not be obligated to enforce, any such provision (i) solely to the extent necessary to permit a party to submit a confidential Acquisition Proposal to the Company Board, (ii) if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver or to decide not to so enforce would be inconsistent with its fiduciary duties under applicable Law, and (iii) if the Company promptly (and, in any event, within 48 hours) notifies Parent of any such waiver or decision not to enforce.

(b)    Except as expressly permitted by this Section 7.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each of its Subsidiaries and any of their officers, directors or employees of it or any of its Subsidiaries not to, and shall cause the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, knowingly induce or knowingly encourage any inquiries with respect to or the implementation or submission of any Acquisition Proposal, or any inquiries, proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions, communications or negotiations regarding, or furnish to any Person any non-public information in connection with, or for the purpose of facilitating or encouraging, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 7.03 or (iii) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board so long as (x) the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver, amendment or release would be inconsistent with its fiduciary duties under applicable Law and (y) the Company promptly (and, in any event, within 24 hours) notifies Parent of any such waiver, amendment or release; provided, however, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 7.03 shall prevent the Company or the Company Board from furnishing information to, or engaging in discussions, communications or negotiations with, any Person that made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a breach (or deemed breach) of this Section 7.03, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) above, (A) the Company Board (1) determines in good faith (after consultation with its outside advisors) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, (B) the Company provides written notice to Parent of the determination referenced in clause (A) promptly (and, in any event, within 24 hours of such determination), and (C) the Company receives from such Person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and, in any event, within 24 hours) following its execution. The Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries provided by the Company or any of its Subsidiaries to any Person entering into an Acceptable Confidentiality Agreement pursuant to this Section 7.03(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c)    The Company shall promptly (and, in any event, within 48 hours) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal or (B) any inquiries, proposals or offers received by the Company, any of its Subsidiaries, or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such Person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, proposal or offer). The Company shall, promptly upon receipt or delivery thereof (and, in any event, within 48 hours), provide Parent with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company shall keep Parent reasonably informed on a reasonably prompt basis (and, in any event, within 48 hours of any material development) of the status and details (including with respect to any change in price or other material amendments) of any such Acquisition Proposal or other inquiry, proposal or offer concerning an Acquisition Proposal. The Company shall promptly (and, in any event, within 48 hours) following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)    Except as expressly set forth in Section 7.03(e), neither the Company nor the Company Board, as applicable, shall, and neither shall resolve, agree or publicly propose to: (i) fail to make or include in the Proxy Statement, withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation; (ii) endorse, approve or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement; or (iv) refrain from recommending against (and reaffirming the Company Recommendation) any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e)    Notwithstanding anything in this Section 7.03 to the contrary, prior to the receipt of the Company Stockholder Approval and so long as the Company is not then in breach (or deemed breach) of this Section 7.03, (i) if the Company receives an unsolicited, written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, the Company may terminate this Agreement pursuant to Section 9.01(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal or (ii) the Company Board may effect an Adverse Recommendation Change if a Company Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided that:

(A)    prior to terminating this Agreement pursuant to Section 9.01(d)(ii) to enter into a definitive agreement with respect to a Superior Proposal, (w) the Company has notified Parent in writing that it intends to take such actions, (x) the Company has provided Parent a summary of the material terms and conditions of such Superior Proposal, which shall include all of the information that is specified in Section 7.03(c), (y) if requested to do so by Parent, for a period of three (3) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement; and (z) no earlier than the end of such three (3) calendar day period, the Company Board (after consultation with its outside legal counsel and financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to terminate this Agreement pursuant to Section 9.01(d)(ii) to enter into a definitive agreement in connection therewith would be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “three (3) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and

(B)    prior to effecting such Adverse Recommendation Change with respect to a Company Intervening Event, (x) the Company has notified Parent in writing that it intends to effect such Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (y) if requested to do so by Parent, for a period of three (3) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (z) no earlier than the end of such three (3) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such three (3) calendar day period, that the failure to effect an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)    Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 7.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.

(g)    Except as set forth in Section 9.03(a)(ii) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)    “Acquisition Proposal” means any proposal, offer or indication of interest from any Person or group (other than Parent or Merger Sub) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition of (x) more than 15% of the assets (whether based on the fair market value, revenue generation or net income) of the Company and its Subsidiaries, taken as a whole, including in any such case through the acquisition of one or more Subsidiaries of the Company owning such assets, or (y) more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 15% or more of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or 15% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii)    “Superior Proposal” means any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for purposes of this definition) made by any Person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not result from a breach (or deemed breach) of this Section 7.03, that (A) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated thereby (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(e)(A)) and (B) the Company Board determines (after receiving the advice of its financial advisor and outside legal counsel) is reasonably capable of being consummated in accordance with its terms in a reasonable period of time (as compared to the Transactions), taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the Person making the Acquisition Proposal) of such proposal.

(h)    It is understood that for all purposes of this Agreement, in the event that any Representative of the Company or any of its Subsidiaries takes any action which, if taken by the Company, would constitute a breach of this Section 7.03, such action shall be deemed to be a breach of this Section 7.03 by the Company.

(i)    References in this Section 7.03 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

Section 7.04    Access to Information; Confidentiality.

(a)    Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use commercially reasonably efforts to promptly obtain, at the sole expense of Parent, any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a)), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent, Merger Sub, the Guarantor and their respective Representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (so long as such access does not unreasonably interfere with the operations of the Company or the applicable Subsidiary); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent, Merger Sub, the Guarantor or their respective Representatives may reasonably request; provided, however, that the Company shall not be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or violate any contract, Law or Order (provided that, at Parent’s sole expense, the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or violation).

(b)    All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent and Guarantor shall be entitled to share any Confidential Information (as defined in the Confidentiality Agreement) and otherwise discuss consideration of the transactions contemplated by this Agreement with potential financing sources and the Confidentiality Agreement shall be deemed amended to include such financing sources within the meaning of “Yanmar Authorized Recipient” (as such term is defined in the Confidentiality Agreement).

(c)    No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05    Employee Benefits Matters.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements and plans of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company. Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Company Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and use reasonable best efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs.

(b)    Nothing contained in this Section 7.05 or elsewhere in this Agreement, express or implied (i) shall cause either Parent or any of its Affiliates to be obligated to continue to employ any Person for any period of time following the Effective Time, (ii) shall prevent Parent or its Affiliates from revising, amending or terminating any Company Plan or any other employee benefit plan, program or policy in effect from time to time (other than the Company’s Annual Incentive Plan, which shall be maintained in accordance with its terms until the payments contemplated thereby for the year ending December 31, 2019 have been made), (iii) shall be construed as an amendment of any Company Plan or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.06    Directors’ and Officers’ Indemnification and Insurance.

(a)    The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b)    The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (except the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable to the Persons covered by such policies maintained by the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(b) an annual amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that, if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that maximum amount.

(c)    The Surviving Corporation’s obligations under Section 7.06(b) may be satisfied by the Company purchasing a “tail” policy from an insurance carrier with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each Person covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the persons covered by such policies maintained by the Company than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the amount paid by the Company shall not be in excess of 300% of the annual premiums currently paid by the Company for such insurance. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, for their full respective terms, and continue to honor its respective obligations thereunder.

(d)    In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

Section 7.07    Notification of Certain Matters.

(a)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which could reasonably be expected to cause, in the case of the Company, any condition set forth in Section 8.02 not to be satisfied, or in the case of Parent, any condition set forth in Section 8.03 not to be satisfied, during the Pre-Closing Period and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not (A) limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (B) be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

(b)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication from any Governmental Authority or the Nasdaq (or any other securities market) in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.08    Reasonable Best Efforts; Further Action.

(a)    Each party hereto shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, including (i) using reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions, (ii) cooperating fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders, (iii) providing such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith, and (iv) using reasonable best efforts to obtain consents, approvals or waivers from third parties that are (A) necessary to consummate the Transactions or (B) disclosed in the Company Disclosure Schedule; provided that neither the Company nor any of its Subsidiaries shall pay any consideration or make any agreements or commitments in connection with any such necessary consents, approvals or waivers without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned). Each party hereto agrees to make as promptly as reasonably practicable after the date of this Agreement its respective filings and notifications, if any, under any applicable foreign, federal or state antitrust, competition or fair trade Laws, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such Laws. Each party will promptly notify the other of any notice from any Person or Governmental Authority alleging that the consent of such Person is or may be required in connection with the Transactions.

(b)    Notwithstanding anything in this Agreement to the contrary, in no event will Parent or Merger Sub be obligated to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any material assets of any of the Company, Parent or Merger Sub or any of their respective Subsidiaries, or (ii) materially limits Parent’s freedom of action with respect to, or its ability to retain, the Company and its Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or businesses, or (iii) in Parent’s reasonable judgment, would be expected to have a material adverse impact on any of its businesses, or the businesses to be acquired by it pursuant to this Agreement, either individually or in the aggregate. With regard to any Governmental Authority, neither the Company nor any of its Affiliates shall, without Parent’s written consent, which may be withheld in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses, product lines or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

(c)    Subject to Section 7.08(b), each of the parties hereto agrees to cooperate and use reasonable best efforts (i) to contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that would otherwise restrict, prevent, prohibit, impair or delay consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and (ii) to resolve any such Action, including any administrative or judicial Action, or objections by any Governmental Authority or other Person; provided that nothing in this Agreement shall require (or be deemed to require) Parent or any of its Affiliates to agree to or take any action with respect to the matters set forth in this Section 7.08(c) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on (x) the financial condition or result of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the anticipated economic benefit or value that Parent reasonably expects to be realized from the transactions contemplated by this Agreement. For the avoidance of doubt, Parent and its Affiliates shall not be required (and Parent shall not require the Company to, and the Company shall not be required to), take any action with respect to any order or any applicable Law which is not conditioned upon the consummation of the Merger. Parent shall be entitled to direct the defense of the Transactions in any antitrust investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Law, provided, that Parent shall in good faith consider all views and input provided by the Company.

(d)    Each party shall promptly notify the others of any material communication it receives from any Governmental Authority relating to any filings, or submissions under any applicable foreign, federal or state antitrust, competition or fair trade Laws. The Company agrees to provide promptly to Parent and Merger Sub all necessary information and reasonable assistance as any Governmental Authority may from time to time require in connection with the obtaining of the relevant approvals, consents or expiration of waiting periods in relation to these filings. The Company shall promptly provide all reasonable assistance and cooperation to allow Parent and Merger Sub to prepare and submit any filings, or submissions under any applicable foreign, federal or state antitrust, competition or fair trade Laws, including providing to Parent and Merger Sub any information that Parent and Merger Sub may from time to time require for the purpose of any filing, notification, application or request for further information made in respect of any such filing. Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior good faith consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or investment review clearances, and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition or investment review clearances. Neither Parent nor Company shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), or other inquiry related to the Transactions unless it consults with the other party in advance and, unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, telephone call or discussion.

Section 7.09    Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.10    Takeover Laws. If any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL) becomes or is deemed to be applicable to this Agreement or the Transactions, then each of the parties hereto and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

Section 7.11    Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s stockholders or other Persons against the Company or any of its directors, officers, Affiliates or Representatives arising out of or relating to this Agreement or the Transactions. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such Action, and the right to consult on the settlement with respect to such Action, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent. The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

Section 7.12    Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, until the Effective Time, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, except to the extent (a) the press release or public statement contains information that is consistent with the press release referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 7.12 or (b) public disclosure is required by applicable Law or the requirements of the Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any press release or making any such public statements, except with respect to the matters described in, and subject to the requirements of, Section 7.03, Section 9.01 and Section 9.03 or in connection with any dispute between the parties hereto regarding this Agreement.

Section 7.13    Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any Transfer Taxes. All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.

Section 7.14    Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15    Financing; Cooperation.

(a)    Prior to the Effective Time, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide all customary cooperation and all customary financial information, in each case that is reasonably requested by Parent or Merger Sub in connection with any financing (the “Financing”) obtained by Parent or Merger Sub for the purpose of financing the Transactions or any transaction undertaken in connection therewith (it being understood that the receipt of any such financing is not a condition to the Merger); provided, however, that (A) no such cooperation shall be required to the extent it would (i) unreasonably disrupt the conduct of the Company’s business or operations, (ii) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (iv) require the Company to waive or amend any terms of this Agreement, (v) require the Company to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any of their organizational documents or any major contract to which it is a party, (vi) require the Company to provide any information that is prohibited or restricted by applicable Law or is legally privileged or that would jeopardize any attorney-client privilege (provided, however, that the Company shall use its reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not result in a loss of any such legal privilege), or (vii) prevent the prompt and timely discharge in all material respects of the duties of any of directors or officers (or Persons occupying similar positions) of the Company; and (B) the Company and its Subsidiaries shall not be required to authorize or covenant to approve the Financing, execute any credit or security documentation or any other definitive agreement, or provide any indemnity prior to the Effective Time, or take any other action with respect to the Financing that is not contingent upon the occurrence of the Effective Time.

(b)    Parent and Merger Sub agree to jointly and severally indemnify and hold harmless the Company and its directors, officers or employees or stockholders (or Persons occupying a similar positions) from and against any and all liabilities or losses suffered or incurred in connection with any action taken, or cooperation provided, by such Person or any of its representatives pursuant to this Section 7.15 or the provision of information utilized in connection therewith, in each case to the extent taken or provided at the request of Parent or Merger Sub or pursuant to this Section 7.15. Parent and Merger Sub will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with the Financing, including the cooperation of the Company contemplated by this Section 7.15.

(c)    Notwithstanding anything to the contrary in this Agreement, (i) neither the receipt of any information described in this Section 7.15 nor assistance required under this Section 7.15 is a condition to Parent and Merger Sub’s obligation to effect the Closing and the Merger and non-compliance or non-performance by the Company of its obligations under this Section 7.15 will not constitute a breach of the condition set forth in Section 8.02(b); and (ii) each of Parent and Merger Sub acknowledges and agrees that in the event that the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent and Merger Sub will be obligated to consummate the Merger in accordance with Section 2.02.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01    Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)    No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Transactions any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Transactions (collectively, a “Restraint”).

(c)    Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable foreign, federal or state antitrust, competition or fair trade Laws shall have expired or been terminated.

Section 8.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.03(a) shall be true and correct in all respects, except for de minimis inaccuracies, (ii) the representations and warranties of the Company contained in Section 4.01(b), Section 4.04, Section 4.22 and Section 4.24 shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) in all material respects, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases), in each case of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Effective Time, as if made on and as of such date or time (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case as of such specified date), except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true correct does not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)    Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d)    Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 8.03    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification set forth therein as to “materiality”, “Parent Material Adverse Effect” or other qualifications based on the word “material” or similar phrases), as of the date of this Agreement and as of the Effective Time, as if made on and as of such date or time (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case as of such specified date), except, in each case , where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct does not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c)    Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, as follows:

(a)    by mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board, respectively; or

(b)    by either Parent or the Company if:

(i)    the Effective Time shall not have occurred on or before the Outside Date; provided, however, that if on the Outside Date all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(b) (to the extent such Restraint arises under applicable foreign, federal or state antitrust, competition or fair trade Laws) or Section 8.01(c), then the Outside Date shall be automatically extended for an additional 120 days; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; or

(ii)    any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.08; or

(iii)    the Company Stockholder Approval shall not have been obtained upon a vote held at the Company Stockholders’ Meeting; or

(c)    by Parent:

(i)    upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured by the Outside Date or, if capable of being cured, has not been cured on or before the earlier of (A) the Outside Date, or (B) within 20 calendar days of the receipt by the Company of written notice thereof from Parent; or

(ii)    if, at any time prior to the receipt of the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred; (B) the Company shall have failed to include the Company Recommendation in the Proxy Statement; (C) the Company or the Company Board shall have approved, endorsed, adopted, recommended or entered into an Acquisition Agreement; (D) the Company Board shall have failed to publicly recommend against an Acquisition Proposal (and reaffirm the Company Recommendation) within 10 calendar days of a written request by Parent that it do so; or (E) the Company shall have materially breached, or shall be deemed to have materially breached (pursuant to Section 7.03(h)), its obligations under Section 7.02 or Section 7.03; or

(d)    by the Company:

(i)    upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured by the Outside Date or, if capable of being cured, has not been cured on or before the earlier of (A) the Outside Date, or (B) within 20 calendar days of the receipt by Parent of written notice thereof from the Company;

(ii)    at any time prior to the receipt of the Company Stockholder Approval, in order to enter into an definitive agreement for a transaction that is a Superior Proposal, if (A) the Company has complied with the provisions of Section 7.03(e) and (B) prior to or concurrently with such termination, the Company pays the Termination Fee due under Section 9.03(a) and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal; or

(iii)    if (A) all of the conditions to the Closing set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing), (B) the Company has confirmed in an irrevocable written notice to Parent that the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or, to the extent allowed by applicable Law, waived by the Company, and that it is ready, willing and able to perform its obligations to effect the Closing, and that if specific performance is granted, then the Closing will occur, and (C) Parent and Merger Sub fail to fulfill their obligation to effect the Closing within three (3) Business Days following the later to occur of (x) the date the Closing should have occurred pursuant to Section 2.02 and (y) the written notice of the Company pursuant to the preceding clause (B).

Section 9.02    Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or any former, current or future Affiliate thereof, or any of their respective former, current or future direct or indirect officers, directors, general or limited partners, members, managers, stockholders or other equityholders, controlling Persons, employees, agents, successor, assigns, affiliates or representatives, except that (i) Section 7.04(c), this Section 9.02, Section 9.03, Section 10.02, Section 10.03, Section 10.06, Section 10.08, and Section 10.09 shall remain in full force and effect and (ii) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability or damages for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity. For purposes of this Agreement, “intentional breach” shall mean (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party and (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.03    Fees and Expenses.

(a)    The Company agrees that:

(i)    if Parent terminates this Agreement pursuant to Section 9.01(c)(ii);

(ii)    if (A) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) or Parent terminates this Agreement pursuant to Section 9.01(c)(i), (B) prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board, and (C) on or prior to the date that is 12 months after the date of such termination, the Company or any of its Subsidiaries enters into, or submits to the stockholders of the Company for adoption, an Acquisition Agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (B) above); provided, however, that for purposes of this Section 9.03(a)(ii), all references to 15% in the definition of “Acquisition Proposal” shall be replaced with references to 50%; or

(iii)    if the Company terminates this Agreement pursuant to Section 9.01(d)(ii).

then, in any such event, the Company shall pay to Parent the Termination Fee, which amount shall be payable in cash by wire transfer of same-day funds. Any Termination Fee due under Section 9.03(a)(i) shall be paid to Parent within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 9.03(a)(ii) shall be paid to Parent prior to or concurrently with the consummation of the transaction referenced in clause (C) of Section 9.03(a)(ii). Any fee due under Section 9.03(a)(iii) shall be paid to Parent prior to or concurrently with (and as a condition to) such termination.

(b)    The Company agrees that if Parent shall terminate this Agreement pursuant to Section 9.01(c)(i), the Company shall reimburse Parent and Merger Sub for all of their Expenses, up to a maximum of $500,000, in the aggregate (not later than two Business Days after submission by Parent of statements therefor). In the event Parent becomes entitled to receive a Termination Fee pursuant to Section 9.03(a) after the payment to Parent or Merger Sub of any Expenses under this Section 9.03(b), the amount of the Termination Fee payable shall be reduced by any Expenses previously reimbursed pursuant to the preceding sentence.

(c)    Parent agrees that if the Company shall terminate this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(iii), Parent shall reimburse the Company for all of its Expenses, up to a maximum of $500,000, in the aggregate (not later than two Business Days after submission by the Company of statements therefor).

(d)    Except as otherwise set forth in this Agreement, including Section 7.15 and this Section 9.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to (i) printing, filing and mailing the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement and (ii) any filing fees for filings under applicable foreign, federal or state antitrust, competition or fair trade Laws.

(e)    The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or the Company or Parent shall fail to pay any Expenses when due, the term “Expenses” shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Merger Sub or the Company, as the case may be (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee and Expenses, commencing on the date that the Termination Fee or such Expenses became due, at a rate of interest equal to the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of fraud or intentional breach of this Agreement. For the avoidance of doubt, in the event this Agreement is terminated by a party for any reason at a time when the other party would have had the right to terminate this Agreement, such other party shall be entitled to receipt of any Expenses or (in the case of

Parent) Termination Fee that would have been (or would have subsequently become) payable had such other party terminated this Agreement at such time. In no event shall the Company be required to pay the Termination Fee or the Company or Parent be required to pay any Expenses in connection with the termination of this Agreement more than once, whether or not the Termination Fee or any such Expenses may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(f)    The parties hereto acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Notwithstanding any other provision of this Agreement, but subject to Section 9.02, payment of the fees described in this Section 9.03 shall constitute the sole and exclusive remedy of the Parent and Merger Sub in connection with any termination of this Agreement in the circumstances in which such fees became payable. In the event that Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates or its or their Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

Section 9.04    Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company, under applicable Law or in accordance with the rules of the Nasdaq or any other relevant stock exchange, without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.01    Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.06, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time.

Section 10.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by or email transmission (upon confirmation of receipt that is not automatically generated and provided that any notice received email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, Merger Sub or the Guarantor:

c/o Yanmar America Corporation
101 International Parkway
Adairsville, Georgia 30103
Attention:	Giuliano Parodi
Hiroshi Okuyama
Ryan M. Pott
Email:	giuliano_parodi@yanmar.com
hiroshi_okuyama@yanmar.com
ryan_pott@yanmar.com

with a copy to:

Shearman & Sterling LLP
535 Mission Street, 25th Floor
San Francisco, CA 94105
Attention:	Christopher Forrester
Michael S. Dorf
Email:	Chris.Forrester@shearman.com
mdorf@shearman.com

if to the Company:

ASV Holdings, Inc.
840 Lily Lane
Grand Rapids, MN 55744
Attention:	Andrew M. Rooke
Email:	andrew.rooke@asvi.com

with a copy to:

Dorsey & Whitney LLP
50 S. Sixth Street, Suite 1500
Minneapolis, MN 55402
Attention:	Jonathan B. Abram
Jonathan A. Van Horn
Email:	abram.jonathan@dorsey.com
van.horn.jonathan@dorsey.com

Section 10.03    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04    Entire Agreement. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.05    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 10.06    Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Persons covered by Section 7.06 shall be express third party beneficiaries thereof.

Section 10.07    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 9.03) to seek (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.07, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.08    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts; and (iv) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 10.09    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09.

Section 10.10    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11    Guaranty.

(a)    To induce the Company to enter into this Agreement, Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment and performance of (i) Parent’s and Merger Sub’s obligations under this Agreement, and (ii) Parent’s and Merger Sub’s liability and obligations (including for breach) under this Agreement (collectively, the “Guaranteed Obligations”). This guarantee may not be revoked or terminated and shall remain in full force and effect without interruption and shall be binding on Guarantor and its successors and assigns until the Guaranteed Obligations have been satisfied in full. Guarantor further covenants and agrees that, unless waived by the Company, it will, not later than five (5) Business Days following the date hereof, appoint in accordance with applicable Law a registered agent for service of process in the State of Delaware, and Guarantor shall maintain such registered agent as its agent for service of process in the State of Delaware without interruption until the Effective Time.

(b)    All payments pursuant to this Section 10.11 shall be made in lawful money of the United States, in immediately available funds. Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of Guarantor of any kind.

(c)    The guarantee set forth in Section 10.11(a) (the “Guarantee”) is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance by Parent and Merger Sub of the Guaranteed Obligations and not of collection. Should Parent or Merger Sub default in the payment or performance of any of the Guaranteed Obligations, Guarantor’s obligations hereunder shall become immediately due and payable to the Company. Claims hereunder may be made on one or more occasions. If any payment in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to such Guaranteed Obligation as if such payment had not been made.

(d)    Guarantor agrees that the Guaranteed Obligations shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other Person; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations or rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms hereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any Person interested in the transactions contemplated by this Agreement; (iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (vi) the adequacy of any means the Company may have of obtaining payment related to the Guaranteed Obligations; (vii) the existence of any claim, set-off or other right which Parent or Merger Sub may have at any time against the Company (other than rights of Merger Sub pursuant to this Agreement), whether in connection with the Guaranteed Obligations or otherwise; or (viii) the existence or release of any other guaranty or any security interest in any property taken to guaranty or secure any of the Guaranteed Obligations or any obligation hereunder. Guarantor waives promptness, diligence, notice of the acceptance of the Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally (other than, in each case, fraud, willful misconduct and intentional misrepresentation by the Company or any of its Affiliates), defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this Agreement and defenses available to Guarantor under the Guarantee. Guarantor acknowledges that it has received and will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.11 are knowingly made in contemplation of such benefits.

(e)    No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 10.11 shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power pursuant to this Section 10.11 preclude any other or future exercise of any right, remedy or power pursuant to this Section 10.11. Each and every right, remedy and power granted to the Company pursuant to this Section 10.11 or allowed it by Law or agreement with respect to this Section 10.11 shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, exhaust any or all of the Company’s rights against Parent, Merger Sub or any other Person liable for any Guaranteed Obligations prior to proceeding against Guarantor hereunder or resort to any security or other means of collecting payment. This Guarantee may only be amended by a writing signed and delivered by Guarantor and the Company.

(f)    Guarantor hereby represents and warrants and covenants that: (i) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of Guarantor’s organizational documents or any Law or contractual restriction binding on Guarantor or its assets; (ii) this Agreement constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), (iii) nothing in this Agreement will terminate its obligations under the Confidentiality Agreement and (iv) Guarantor will not issue any press release or other communication in contravention of Section 7.12.

(g)    Notwithstanding any payment made by or for the account of Guarantor pursuant to this Guarantee, Guarantor shall not be subrogated to any right of the Company until such time as the Company shall have received final payment in cash of the full amount of all Guaranteed Obligations.

(h)    Except as set forth in Section 10.11(d), nothing in this Section 10.11 shall waive any defenses, counterclaims or rights of setoff that Parent or Merger Sub may have under this Agreement or applicable Law.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Guarantor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

YANMAR AMERICA CORPORATION

By:	/s/ Ryan M. Pott
Name:	Ryan M. Pott
Title:	General Counsel

OSAKA MERGER SUB, INC.

By:	/s/ Giuliano Parodi
Name:	Giuliano Parodi
Title:	Director

ASV HOLDINGS, INC.

By:	/s/ Andrew M. Rooke
Name:	Andrew M. Rooke
Title:	Chief Executive Officer

Solely with respect to Section 7.04 and Article X:

YANMAR CO., LTD.

By:	/s/ Hiroshi Okuyama
Name:	Hiroshi Okuyama
Title:	Senior Manager

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASV HOLDINGS, INC.

ARTICLE I

The name of this corporation is ASV Holdings, Inc. (the “Corporation”).

ARTICLE II

The name and address of the registered agent for service of process of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares which the Corporation is authorized to issue is 1,000 shares, all of which shall be Common Stock, par value $0.0001 per share.

ARTICLE V

A.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.    The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors or brought to enforce a right to indemnification.

C.    The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

D.    Neither any amendment nor repeal of any Section of this Article V, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit, claim or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. The rights conferred on any person by this Article V shall be deemed contract rights and shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws, agreement or vote of the stockholders or disinterested directors or otherwise.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE VII

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court has no jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation, (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, or (E) any other action asserting an internal corporate claim, as defined in Section 115 of the DGCL; in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

*  *  *  *  *

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Exhibit B

FORM OF AMENDED AND RESTATED BYLAWS OF ASV HOLDINGS, INC.

ARTICLE I

OFFICES

1.1    Registered Office. The initial registered office of ASV Holdings, Inc. (the “Corporation”) in the State of Delaware shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “Certificate of Incorporation”), and may be changed from time to time in the discretion of the Board of Directors of the Corporation.

1.2    Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1    Annual Meeting. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as shall be determined by the Board of Directors and stated in the notice of the meeting. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 2.13 of these Amended and Restated Bylaws (these “Bylaws”). Unless directors are elected by written consent in lieu of an annual meeting as permitted by Section 2.12 of these Bylaws, an annual meeting of the stockholders for the election of directors shall be held on a date and at a time as shall be designated by the Board of Directors and stated in the notice of the meeting. Any other proper business may be transacted at the annual meeting.

2.2    Special Meetings. Unless otherwise prescribed by statute or by the Certificate of Incorporation, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the (i) Chief Executive Officer, if any; (ii) President, in the absence of a Chief Executive Officer; or (iii) Secretary at the request in writing of (A) a majority of the members of the Board of Directors or (B) holders of at least twenty percent (20%) of the total voting power of all outstanding shares of stock of the Corporation then entitled to vote, and may not be called by the stockholders absent such a request. Any such request shall state the purpose or purposes of the proposed meeting.

If any person or persons other than the Board calls a special meeting, the request shall: (i) be in writing; (ii) specify the date and time of such meeting and the general nature of the business proposed to be transacted; and (iii) be delivered personally or sent by registered mail or by facsimile transmission to the Corporation’s Chairperson of the Board, Chief Executive Officer, President (in the absence of a Chief Executive Officer) or Secretary.The officer(s) receiving the request shall cause notice to be promptly given to the stockholders entitled to vote at such meeting, in accordance with the provisions of Section 2.3 and Section 4.2 of these Bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting. No business may be transacted at such special meeting other than business specified in such notice to stockholders.

2.3    Notice of Stockholders’ Meetings. All notices of meetings of stockholders shall be sent, or otherwise given, in accordance with Section 4.2 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.4    Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.5    Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

2.6    Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the continuation of the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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2.7    Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.

2.8    Voting. The stockholders of record on the books of the Corporation at the close of business on the record date as determined by the Board of Directors and only such stockholders shall be entitled to vote at any meeting of stockholders or any adjournment thereof, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the Delaware General Corporation Law (the “DGCL”). Except as may be otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

2.9    Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action. If no record date is fixed by the Board of Directors, then: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.10    Action at Meetings. When a quorum is present at any meeting, the vote of the holders of a majority of the shares of stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of applicable law or of the Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

2.11    Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by the DGCL filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The provisions of Section 212 of the DGCL shall govern the revocability of any proxy that states on its face that it is irrevocable.

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2.12    Action by Stockholders Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware (by hand or by certified or registered mail, return receipt requested), to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 228 of the DGCL. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or by a person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.13, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until (i) such consent is reproduced in paper form and until such paper form is delivered to the Corporation by delivery to its registered office in Delaware (by hand or by certified mail, return receipt requested), its principal place of business or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded or (ii) such consent is delivered to the Corporation’s principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, if delivered to the extent and in the manner provided by resolution of the Board of Directors.

2.13    Meeting by Remote Communication. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, as authorized by Section 211(a)(2) of the DGCL the Board may in its sole discretion permit stockholders to participate in a meeting of stockholders by means of remote communication and shall be deemed present in person and

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permitted to vote at such meeting, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at such meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in such meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of such meeting substantially concurrently with such proceedings, and (iii) if such any stockholder or proxyholder votes or takes other action at such meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III

DIRECTORS

3.1    Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, except as may be otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws.

3.2    Number; Election; Tenure and Qualification. The number of directors which shall constitute the whole board shall be fixed from time to time by resolution of the Board of Directors or by the stockholders at an annual meeting of the stockholders (unless the directors are elected by written consent in lieu of an annual meeting as provided in Section 2.12); provided that the number of directors shall be not less than one (1). With the exception of the first Board of Directors, which shall be elected by the incorporator, and except as provided in the Corporation’s Certificate of Incorporation or in Section 3.3, the directors shall be elected (i) at the annual meeting of the stockholders by a plurality vote of the shares represented in person or by proxy or (ii) by written consent of the Corporation’s stockholders pursuant to Section 2.12, and each director elected shall hold office until his successor is elected and qualified or until such director’s earlier resignation, removal or death. Directors need not be stockholders unless so required by the Certificate of Incorporation.

3.3    Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall serve until his successor is elected and qualified or until such director’s earlier resignation, removal or death. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any

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stockholder or stockholders holding at least ten (10%) percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

3.4    Location of Meetings; Meetings By Telephone. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.5    Meeting of Newly Elected Board of Directors. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at such time, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

3.6    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of such location.

3.7    Special Meetings. Special meetings of the Board of Directors may be called at any time by a person authorized to call a meeting under this Section 3.7. Special meetings may be called by the (i) Chief Executive Officer, if any, (ii) President, in the absence of a Chief Executive Officer, or (iii) Secretary, upon the written request of two directors unless the Board of Directors consists of only one director, in which case special meetings may be called by the Secretary upon the written request of the sole director. Notice may be waived in accordance with Section 229 of the DGCL, or any successor thereto. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8    Quorum and Action at Meetings. At all meetings of the Board of Directors, a majority of the total number of duly elected directors then in office (but in no case less than 1/3 of the total number of authorized directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum

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shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.9    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10    Committees. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, but no such committee shall have the power or authority in reference to (i) approving, adopting or recommending to the stockholders any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any Bylaw of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

3.11    Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required to do so by the Board of Directors.

3.12    Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of: (i) Section 3.4 (Location of Meetings; Meetings By Telephone); (ii) Section 3.6 (Regular Meetings); (iii) Section 3.7 (Special Meetings); (iv) Section 3.8 (Quorum and Action at Meetings); (v) Section 3.9 (Action Without a Meeting) and (vi) Section 4.4 (Waiver of Notice); with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that (a) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee, (b) special meetings of committees may also be called by resolution of the Board and (c) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

3.13    Director Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at

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each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.14    Resignation. Any director or officer of the Corporation may resign at any time. Each such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by either the Board of Directors, the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

3.15    Removal. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

ARTICLE IV

NOTICES

4.1    Notice to Directors. Whenever, under the provisions of the DGCL or of the Certificate of Incorporation or of these Bylaws, notice is required to be given to any director such notice shall be (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; (iii) sent by facsimile; or (iv) sent by electronic mail, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

4.2    Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission shall be deemed given: (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder. As used in these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

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4.3    Affidavit of Notice. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

4.4    Waiver of Notice. Whenever any notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need by specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS

5.1    Enumeration. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President and a Secretary and such other officers with such other titles as the Board of Directors shall determine from time to time. Among the officers the Board of Directors may designate are a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Treasurer. The Board of Directors also may choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. The Board of Directors may elect from among its members a Chairperson of the Board and a Vice Chairperson of the Board.

5.2    Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. Any vacancy occurring in any office of the Corporation shall be filled by the Board, or as provided in Section 5.3.

5.3    Appointment of Other Officers and Agents. The Board of Directors may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4    Removal and Resignation of Officers.

(a)    Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative

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vote of the majority of the Board of Directors at any regular or special meeting of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

(b)    Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5    Chairperson of the Board and Vice Chairperson of the Board. The Chairperson of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Chairperson shall be present. The Chairperson shall have and may exercise such powers as are, from time to time, assigned to the Chairperson by the Board of Directors and as may be provided by law. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which the Vice Chairperson shall be present. The Vice Chairperson shall have and may exercise such powers as are, from time to time, assigned to such person by the Board of Directors and as may be provided by law.

5.6    Chief Executive Officer. In the absence of a Chairperson and/or Vice Chairperson of the Board, the Chief Executive Officer shall preside as the chairperson of meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. All other officers, officials, employees and agents shall report directly or indirectly to the Chief Executive Officer. The Chief Executive Officer, President or any executive Vice President shall execute bonds, mortgages and other contracts on behalf of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

5.7    President. In the absence or disability of the Chief Executive Officer, the President shall perform all the duties of the Chief Executive Officer. When acting as the Chief Executive Officer, the President shall have all the powers of, and be subject to all the restrictions upon, the Chief Executive Officer. The President shall have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the Chief Executive Officer or the Chairperson of the Board.

5.8    Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. Vice Presidents, by virtue of their appointment as such, shall not necessarily be deemed to be executive officers of the Corporation, such status as an executive officer only being conferred if and to the extent determined by the Board of Directors when such Vice President is placed in charge of a principal business unit, division or function (e.g., sales, administration or finance) or performs a policy-making function for the Corporation. Each executive Vice President shall

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at all times possess, and upon the authority of the President or the Chief Executive Officer any non-executive Vice President shall from time to time possess, power to sign all certificates, contracts and other instruments of the Corporation, except as otherwise limited by the Chairperson of the Board, the President, Chief Executive Officer or the Vice Chairperson of the Board. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

5.9    Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of the Board of Directors and the stockholders, in books provided for that purpose; shall attend to the giving and serving of all notices; may in the name of the Corporation affix the seal of the Corporation to all contracts and attest the affixation of the seal of the Corporation thereto; may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; and shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours. The Secretary shall perform all other duties given in these Bylaws and other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The Chief Executive Officer may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, shall designate from time to time.

5.10    Assistant Secretary. Each Assistant Secretary shall have the usual powers and duties pertaining to such offices, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to an Assistant Secretary by the Board of Directors, the Chairperson of the Board, the President, the Vice Chairperson of the Board, or the Secretary. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

5.11    Treasurer. The Treasurer (if such an officer is appointed) shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors, the Chairperson of the Board, the Vice Chairperson of the Board, Chief Executive Officer, if one be designated, the President or the Chief Financial Officer. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to such office and shall also perform such other duties and have such other powers as the Board of Directors, the Chairperson of the Board, the Vice Chairperson of the Board, the Chief Executive Officer, if one be designated, or the President shall designate from time to time. In absence of a designated Chief Financial Officer, unless otherwise determined by the Board of Directors or Chief Executive Officer, the Treasurer shall serve as the Chief Financial Officer subject to control of the Chief Executive Officer. The Chief Financial Officer, if any be designated, may, but need not serve as the Treasurer.

5.12    Assistant Treasurer. The Assistant Treasurer, or if there be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

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5.13    Voting and Exercise of Rights of Shares of Other Corporations. The Chairperson of the Board, the Chief Executive Officer, the President or any other person authorized by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer or the President, is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE VI

CAPITAL STOCK

6.1    Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board, or the president or vice president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on any certificate may be a facsimile or electronic signature. In case any officer, transfer agent or registrar who has signed or whose facsimile or electronic signature has been placed upon a certificate has ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

6.2    Special Designation on Certificates. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or a statement that the Corporation will furnish without charge, to each stockholder who so requests, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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6.3    Lost Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4    Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction in its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.

6.5    Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.6    Facsimile or Electronic Signature. In addition to the provisions for use of facsimile or electronic signature elsewhere specifically authorized in these Bylaws, the execution, signing or endorsement of any corporate instrument or other document by any stockholder, director or officer of the corporation may be effected by facsimile or electronic signature unless otherwise specifically determined by the Board of Directors or required by law.

ARTICLE VII

GENERAL PROVISIONS

7.1    Dividends. The Board, subject to any restrictions contained in the DGCL or the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

7.2    Checks. From time to time, the Board shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

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7.3    Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.4    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

7.5    Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.6    Loans. The Board of Directors of the Corporation may, without stockholder approval, authorize loans to, or guaranty obligations of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the Board of Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance includes, without limitation, the adoption of employee benefit plans under which loans and guarantees may be made, and may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation.

7.7    Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.8    Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

ARTICLE VIII

INDEMNIFICATION

8.1    Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while a

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director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2    Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3    Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4    Indemnification of Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the board of determines.

8.5    Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an

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undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.

8.6    Limitation on Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)    for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)    initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)    if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforcebable.

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8.7    Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8    Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10    Survival. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11    Effect of Repeal or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12    Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan (excluding any

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“parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX

AMENDMENTS

Except as otherwise provided in the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by the holders of a majority of the outstanding voting shares or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

*  *  *  *  *

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